EXHIBIT 99.1

American Eagle Outfitters Reports September Sales Of $222.8 Million
Same Store Sales Decrease 2%

Lowers Third Quarter EPS Guidance

PITTSBURGH, PA - October 10, 2007 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that total sales for the five weeks ended October 6, 2007 were $222.8 million, a decrease of 5% compared to $233.4 million for the five weeks ended September 30, 2006. Due to the 53rd week in fiscal 2006, September 2007 comps are compared to the five week period ended October 7, 2006. On this basis, comparable store sales decreased 2%, compared to an 11% increase for the same period last year.

September sales were below the company's expectations due in part to lower store traffic, particularly in regions where weather was unseasonably warm compared to last year.

Total sales for the year-to-date 35 week period ended October 6, 2007 increased 13% to $1.850 billion, compared to $1.635 billion for the 35 week period ended September 30, 2006. Comparable store sales increased 4% for the year-to-date period.

Based on September sales results, the company lowered its outlook for October, which is reflected in its revised third quarter earnings guidance of $0.44 to $0.45 per share, compared to $0.44 per share last year. Previous third quarter guidance was $0.47 to $0.48 per share.

To access the company's recorded monthly sales commentary, please call 800-642-1687 , conference code 3282124#.

The company will report October sales on Wednesday, November 7th and third quarter earnings will be announced on Tuesday, November 27th. Management will hold a conference call to discuss third quarter earnings at 9:00 a.m. Eastern Time that morning. To listen to the call, dial 1-877-601-0864 . The conference call will also be simultaneously broadcast over the Internet at www.ae.com.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 846 stores in 50 states, the District of Columbia and Puerto Rico, and 74 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a collection of dormwear and intimates, "aerie by American Eagle", which is available in 19 aerie stores, American Eagle stores and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates 13 stores. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's third quarter earnings expectations may not be achieved, and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660